UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2026

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

2600 W. Camelback Road
Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 247-4400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LOPE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

On September 28, 2026, Grand Canyon Education, Inc. (“GCE” or the “Company”) entered into a Revolving Credit Facility Credit Agreement, dated as of September 28, 2026 (the “Credit Agreement”), among GCE, as borrower, Orbis Education Services, LLC, a wholly owned subsidiary of GCE (“Orbis Education”), as guarantor, the lenders party thereto, and Zions Bancorporation, N.A. dba National Bank of Arizona, as administrative agent and lead arranger (the “Administrative Agent”). The Credit Agreement provides for a $100.0 million five-year senior secured revolving credit facility (the “Revolving Credit Facility”), including a $10.0 million sublimit for the issuance of letters of credit.

The Company intends to use borrowings under the Revolving Credit Facility primarily to fund repurchases of its common stock under its board-approved stock repurchase program, as well as for other general corporate purposes. All borrowings under the Revolving Credit Facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Under the Credit Agreement, GCE may request incremental revolving credit commitments in an aggregate amount of up to $100.0 million, in minimum increments of $10.0 million, such that total commitments under the Revolving Credit Facility, after giving effect to any such increase, would not exceed $200.0 million. Any such increase is subject to obtaining commitments from existing or new lenders and the satisfaction of certain conditions, including pro forma compliance with the financial covenants.

The Revolving Credit Facility matures on the fifth anniversary of the closing date, at which time GCE must repay the aggregate principal amount of all revolving loans then outstanding, together with accrued interest.

Loans under the Revolving Credit Facility bear interest at a rate per annum equal to one-month Term SOFR (subject to a 0.00% floor) plus an applicable margin ranging from 1.50% to 2.00% per annum, based on GCE’s consolidated leverage ratio. Interest is payable monthly. Upon the occurrence and during the continuance of an event of default, the interest rate on the loans and letter of credit fees may be increased by 2.00% per annum, and other overdue obligations bear interest at the applicable rate plus 3.00% per annum. GCE paid a commitment fee at closing and is required to pay a quarterly unused fee of 0.0625% on the unused portion of the revolving credit commitments, as well as letter of credit fees of 2.00% and letter of credit fronting fees of 0.125% on the amount available to be drawn under outstanding letters of credit.

GCE may voluntarily prepay loans under the Revolving Credit Facility in whole or in part at any time without premium or penalty, subject to minimum amounts and customary breakage costs. GCE is required to make mandatory prepayments with the net proceeds of certain asset sales, subject to GCE’s right to reinvest such proceeds within twelve months.

The obligations under the Credit Agreement are guaranteed by each of GCE’s direct and indirect material subsidiaries (other than excluded subsidiaries), which currently consists solely of Orbis Education, pursuant to a Guaranty Agreement, dated as of September 28, 2026 (the “Guaranty Agreement”). The obligations under the Credit Agreement and the Guaranty Agreement are secured by liens on substantially all of the personal property of GCE and the guarantor pursuant to a Security Agreement, dated as of September 28, 2026 (the “Security Agreement”), a Pledge Agreement, dated as of September 28, 2026 (the “Pledge Agreement”), pursuant to which GCE and the guarantor pledged the equity interests of their subsidiaries as described therein, and an intellectual property security agreement, in each case in favor of the Administrative Agent for the benefit of the secured parties.

The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of GCE and its subsidiaries to incur additional indebtedness; create liens; make investments; pay dividends or make other restricted payments, including repurchases of GCE’s common stock (which are permitted so long as no default exists and GCE remains in compliance with the financial covenants); consummate mergers, acquisitions and dispositions of assets; and enter into certain transactions with affiliates. The Credit Agreement also requires GCE to maintain a minimum consolidated fixed charge coverage ratio of 1.10 to 1.00 and a maximum consolidated leverage ratio of 2.00 to 1.00, each tested quarterly on a trailing four-quarter basis, limits capital expenditures to $50.0 million in any fiscal year, and requires GCE to maintain the Administrative Agent as its primary depository bank.

Events of default under the Credit Agreement include customary events such as nonpayment, material inaccuracy of representations and warranties, covenant breaches, a cross-default to other indebtedness exceeding $5.0 million, final judgments exceeding $5.0 million, insolvency and bankruptcy events, a change of control (as defined therein), and the occurrence of a material adverse change. In addition, an event of default under the Credit Agreement occurs upon the amendment of, or a default under, GCE’s master services agreement with Grand Canyon University that would result in a material adverse change, or the delisting of GCE’s common stock. Upon the occurrence of an event of default, the Administrative Agent may, among other things, terminate the commitments and declare all outstanding obligations immediately due and payable.

The foregoing descriptions of the Credit Agreement, the Guaranty Agreement, the Security Agreement and the Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1*

Revolving Credit Facility Credit Agreement, dated as of September 28, 2026, by and among Grand Canyon Education, Inc., as borrower, the guarantors party thereto, the lenders party thereto, and Zions Bancorporation, N.A. dba National Bank of Arizona, as administrative agent and lead arranger.

10.2*	Guaranty Agreement, dated as of September 28, 2026, by Orbis Education Services, LLC in favor of Zions Bancorporation, N.A. dba National Bank of Arizona, as administrative agent.
10.3*

Security Agreement, dated as of September 28, 2026, by and among Grand Canyon Education, Inc., Orbis Education Services, LLC and Zions Bancorporation, N.A. dba National Bank of Arizona, as administrative agent.

10.4*

Pledge Agreement, dated as of September 28, 2026, by and among Grand Canyon Education, Inc., Orbis Education Services, LLC and Zions Bancorporation, N.A. dba National Bank of Arizona, as administrative agent.

104Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: October 1, 2026	By:	/s/ Brian E. Mueller
Brian E. Mueller
Chief Executive Officer